Exhibit 4.3

OFFICERS’ CERTIFICATE

PURSUANT TO SECTION 3.1 OF THE INDENTURE

We, the undersigned Matthew C. Flanigan and Sheri L. Mossbeck, Executive Vice President and Chief Financial Officer and Senior Vice President and Treasurer, respectively, of Leggett & Platt, Incorporated (the “Company”), in accordance with Section 3.1 of the Senior Indenture, dated as of May 6, 2005 (the “Indenture”), of the Company to U.S. Bank National Association, as successor trustee (the “Trustee”) (capitalized terms used herein and not defined herein have the meaning specified in the Indenture), and pursuant to the Resolutions adopted by the Company’s Board of Directors as of May 9, 2017, as amended on November 7, 2017, have established a series of Debt Securities with the following terms and characteristics (the numbered clauses set forth below corresponding to the numbered subsections of Section 3.1 of the Indenture):

(1)	the title of the Debt Securities of the series shall be 3.50% Senior Notes due 2027 (the “Notes”);

(2)	the Notes may be issued in an aggregate principal amount not exceeding $500,000,000 except as provided in Section 3.1(2) and the second to last paragraph of Section 3.1 of the Indenture. The Company may, without giving notice to or seeking the consent of the Holders of the Notes, issue additional securities having the same terms (except for the issue date and, in some cases, the public offering price, the first Interest Payment Date and the initial Interest accrual date) as, and ranking equally and ratably with the Notes. Any additional securities having such similar terms, together with the Notes, will constitute a single series of securities under the Indenture, including for purposes of voting and redemptions. Such additional securities will only be issued as part of the series of the Notes if they are fungible with the Notes for U.S. federal income tax purposes.

(3)	the Notes will be issued at a price to the public of 99.341% of their principal amount and net proceeds to the Company from the sale of the Notes shall be 98.691% of the principal amount; the Notes shall be payable upon declaration of acceleration of the maturity at their principal amount, or upon redemption thereof at the redemption prices and upon the terms set forth in the Form of Note attached hereto as Exhibit A;

(4)	the Notes will be issued on November 16, 2017 and the due date for principal is November 15, 2027;

(5)

the Notes will bear interest at the rate of 3.50% per annum, computed on the basis of a 360-day year of twelve 30-day months and interest will begin to accrue from November 16, 2017; the Interest Payment Dates on which such interest shall be payable are every May 15 and November 15, beginning May 15, 2018, and the Regular Record Date for the interest payable on any Interest Payment Date (other than at maturity or upon redemption) is May 1 for the May 15 Interest Payment Date and November 1 for the November 15 Interest Payment Date (whether or not a Business Day); Interest payable at maturity or upon redemption shall be paid to the person to whom principal is paid;

(6)	the corporate trust office of U.S. Bank National Association, Corporate Trust Services, SL-MO-T3CT, One U.S. Bank Plaza, St. Louis, MO 63101 shall be the place or the places where the principal of (and premium, if any) and interest on the Notes shall be payable; the last sentence of Section 12.1 of the Indenture shall not apply to the Notes; and any Global Note shall not require any notation to evidence payment of principal or interest;

(7)	the Company is obligated, unless it has exercised its right to redeem the Notes in whole (as referenced in paragraph (8) hereof) by giving notice of such redemption to the Holders of the Notes, to offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the date of repurchase upon a Change of Control Repurchase Event as defined within and upon the terms set forth in the Form of Note attached hereto as Exhibit A;

(8)	the Notes may be redeemed by the Company at its option at the redemption prices and upon the terms set forth in the Form of Note attached hereto as Exhibit A;

(9)	the Notes shall be denominated in Dollars and issued in denominations of $2,000 or any amount in excess thereof which is an integral multiple of $1,000;

(10)	the Notes are not to be issued as Discount Securities;

(11)	Articles IV and XV of the Indenture shall be applicable to the Notes. In addition, and in accordance with Section 3.1(11) of the Indenture, the covenant referenced in paragraph (7) hereof, shall be subject to covenant defeasance at any time by the Company pursuant to the terms of Article XV of the Indenture, and any noncompliance with such terms, provisions or covenants in paragraph (7) hereof shall not constitute a default or Event of Default with respect to the Indenture or the Notes upon compliance with the conditions set forth in said Article XV.

(12)	the Notes shall be issued only as Registered Securities;

(13)	Section 3.1(13) of the Indenture is inapplicable to the Notes and reference thereto is intentionally omitted;

(14)	the Notes shall be denominated in Dollars and payment of the principal of and interest on the Notes will be in Dollars;

(15)	Section 3.1(15) of the Indenture is inapplicable to the Notes and reference thereto is intentionally omitted;

(16)	the Notes shall be dated November 16, 2017 or any such later date of authentication;

(17)	Section 3.1(17) of the Indenture is inapplicable to the Notes and reference thereto is intentionally omitted;

(18)	Section 3.1(18) of the Indenture is inapplicable to the Notes and reference thereto is intentionally omitted;

(19)	Section 3.1(19) of the Indenture is inapplicable to the Notes and reference thereto is intentionally omitted;

(20)	Section 3.1(20) of the Indenture is inapplicable to the Notes and reference thereto is intentionally omitted;

(21)	Section 3.1(21) of the Indenture is inapplicable to the Notes and reference thereto is intentionally omitted;

(22)	Section 3.1(22) of the Indenture is inapplicable to the Notes and reference thereto is intentionally omitted;

(23)	Section 3.1(23) of the Indenture is inapplicable to the Notes and reference thereto is intentionally omitted;

(24)	The Notes shall be issued in whole in the form of one or more Global Notes; the U.S. Depositary for the Global Notes shall be The Depository Trust Company; and Section 3.4(c) of the Indenture shall be applicable to the Notes;

(25)	U.S. Bank National Association, the Trustee under the Indenture, shall be the Paying Agent with respect to the Notes;

(26)	Section 3.1(26) of the Indenture is inapplicable to the Notes and reference thereto is intentionally omitted;

(27)	Section 3.1(27) of the Indenture is inapplicable to the Notes and reference thereto is intentionally omitted;

(28)	Section 3.1(28) of the Indenture is inapplicable to the Notes and reference thereto is intentionally omitted;

(29)	Section 7.4 of the Indenture shall be amended and replaced in its entirety with respect to the Notes by the following:

SECTION 7.4. Reports by Company.

The Company will:

(1)	file with the Trustee, after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended.

(2)	file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations; and

(3)	transmit to all Holders of Debt Securities, in the manner and to the extent provided in Section 7.3, within 30 days after the filing thereof with the Trustee, such summaries of any information, documents and reports required to be filed by the Company pursuant to paragraphs (1) and (2) of this Section as may be required by rules and regulations prescribed from time to time by the Commission;

(30)	Except as provided for in clause (7) above, Section 3.1(30) of the Indenture is inapplicable to the Notes and reference thereto is intentionally omitted;

(31)	The Holder of the Notes hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding, directly or indirectly, arising out of or relating to the Notes or the Indenture (whether based on contract, tort or any other theory).

Any action or proceeding, judicial or otherwise, at law or in equity or in bankruptcy or otherwise, or for the appointment of a receiver, trustee, liquidator, custodian, sequestrator (or similar official) or for any other remedy with respect to the Indenture and/or the Notes shall be subject to Section 5.7 of the Indenture.

The Notes shall be substantially in the Form of Note attached hereto as Exhibit A, which Form of Note is hereby authorized and approved and shall have such further terms as set forth in such Form of Note.

IN WITNESS WHEREOF, we have hereunto signed our names this 16th day of November, 2017.

/s/ Matthew C. Flanigan
Matthew C. Flanigan Executive Vice President and Chief Financial Officer

/s/ Sheri L. Mossbeck
Sheri L. Mossbeck Senior Vice President and Treasurer

Exhibit A — Form of Note

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC” or the “U.S. Depositary”), to the Company (as defined below) or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of the U.S. Depositary (and any payment is made payable to Cede & Co. or to such other entity as is requested by an authorized representative of the U.S. Depositary), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

This Security may not be transferred except as a whole by the U.S. Depositary to a nominee of the U.S. Depositary or by a nominee of the U.S. Depositary to the U.S. Depositary or another nominee of the U.S. Depositary or by the U.S. Depositary or any such nominee to a successor U.S. Depositary or a nominee of such successor U.S. Depositary, unless and until this Security is exchanged in whole or in part for Securities in definitive form.

LEGGETT & PLATT, INCORPORATED

3.50% Senior Note due 2027

REGISTERED	REGISTERED

No. R-1	CUSIP NO. 524660AY3

$500,000,000

LEGGETT & PLATT, INCORPORATED, a corporation duly organized and existing under the laws of Missouri (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of FIVE HUNDRED MILLION DOLLARS on November 15, 2027 and to pay interest thereon from November 16, 2017 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semiannually in arrears on May 15 and November 15 in each year, commencing May 15, 2018, and at Stated Maturity or redemption, if any, at the rate of 3.50% per annum until the principal hereof is paid or made available for payment.

Interest so payable shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The interest so payable, and paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the May 1 or November 1 (whether or not a Business Day), as the case may be, immediately preceding such Interest Payment Date. Notwithstanding the foregoing, interest payable at Maturity shall be paid to the Person to whom principal shall be paid. Except as otherwise provided in the Indenture, any such interest not punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and such Defaulted Interest may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest on this Security will be made at the offices of U.S. Bank National Association, Corporate Trust Services, SL-MO-T3CT, One U.S. Bank Plaza, St. Louis, MO 63101, or at such other office or agency as may be designated for such purpose by the Company from time to time and will be made in such coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or in the case of Holders of $1,000,000 or more in aggregate principal amount of the Securities of this series, the Person entitled thereto shall be entitled to receive payment of interest by wire transfer to an account of such Person located in the United States, provided, that such Person shall have given to the Paying Agent satisfactory wire transfer instructions by the Regular Record Date preceding the applicable Interest Payment Date, with reference to the identifying information concerning such Holder to be found in the Security Register.

The Securities of this series are subject to redemption prior to Stated Maturity as described on the reverse hereof.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: November 16, 2017

LEGGETT & PLATT, INCORPORATED

By:
Name:	Matthew C. Flanigan
Title:	Executive Vice President
and Chief Financial Officer

By:
Name:	Sheri L. Mossbeck
Title:	Senior Vice President
and Treasurer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. Bank National Association, as Trustee

By:
Authorized Officer

REVERSE SIDE OF NOTE

3.50% Senior Note due 2027

Section 1. Indenture

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Senior Indenture, dated as of May 6, 2005 (herein called the “Indenture”), between the Company and U.S. Bank National Association , as successor Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be authenticated and delivered. The acceptance of this Security shall be deemed to constitute the consent and agreement by the Holders hereof to all of the terms and provisions of the Indenture. This Security is one of the series designated on the face hereof. By the terms of the Indenture, additional Securities of other separate series, which may vary as to date, amount, Stated Maturity, interest rate or method of calculating the interest rate and in other respects as therein provided, may be issued in an unlimited principal amount.

The Company may, without giving notice to or seeking the consent of the Holders of this Security, issue additional securities having the same terms (except for the issue date and, in some cases, the public offering price, the first Interest Payment Date and the initial Interest accrual date) as, and ranking equally and ratably with this Security. Any additional securities having such similar terms, together with this Security, will constitute a single series of securities under the Indenture, including for purposes of voting and redemptions. Such additional securities will only be issued as part of the series of this Security if they are fungible with this Security for U.S. federal income tax purposes.

If any Interest Payment Date, Redemption Date or the Stated Maturity of this Security shall not be a Business Day at any Place of Payment, then (notwithstanding any other provision of the Indenture or this Security), payment of interest or principal due on this Security need not be made at such Place of Payment on such date, but may be made on the immediately succeeding Business Day at the Place of Payment, with the same force and effect as if made on the Interest Payment Date, Redemption Date or at Stated Maturity, provided that no interest shall accrue on such unpaid interest or principal for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be, to such Business Day.

Section 2. Optional Redemption

Except as set forth below, this Security is not redeemable prior to Stated Maturity and is not entitled to the benefit of a sinking fund or any analogous provision.

On or after August 15, 2027 (three months prior to the Stated Maturity of this Security (the “Par Call Date”)), the Securities of this series are redeemable, in whole or in part, at the option of the Company, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Securities of this series to be redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

Prior to the Par Call Date, the Securities of this series are redeemable, in whole or in part, at the option of the Company, at any time and from time to time, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Securities of this series to be redeemed, and (ii) as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the Securities of this series to be redeemed matured on the Par Call Date (not including any portion of those payments of interest accrued as of the date of redemption) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus 20 basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the Redemption Date.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Securities of this series to be redeemed (assuming for this purpose that the Securities of this series to be redeemed matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of those Securities of this series.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Quotation Agent obtains fewer than five Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means each of (i) J.P. Morgan Securities LLC and Wells Fargo Securities, LLC and their respective successors, and three additional primary U.S. Government securities dealers in New York, New York (each a “Primary Treasury Dealer”) selected by the Company and their successors; provided, however, that if any of them shall cease to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, after consultation with the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that Redemption Date.

In case of any redemption occurring prior to the Par Call Date, the Company shall give the Trustee notice of the related redemption price promptly after the calculation thereof and the Trustee shall not be responsible for such calculation.

Notice of any redemption shall be given by first-class mail, postage pre-paid, mailed not less than 30 days but not more than 60 days before the Redemption Date to the Holders of the Securities of this series to be redeemed, at each Holder’s address appearing in the Security Register, but failure to give such notice in the manner herein provided to the Holder of any Securities of this series designated for redemption shall not affect the validity of the proceedings for the redemption of any other such Security or portion thereof. Any notice that is mailed to the Holders in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder receives the notice. Notice of redemption having been given as aforesaid, the Securities of this series so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price. Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date, interest will cease to accrue on the Securities of this series or portions thereof called for redemption. If less than all of the Securities of this series are to be redeemed, the Securities of this series to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate; provided, that as long as the Securities of this series are represented by one or more Global Notes, beneficial interests in the Securities of this series will be selected for redemption by the U.S. Depositary in accordance with its standard procedures therefor.

In the event of a redemption of this Security in part only, a new Security or Securities of this series, of like tenor of any authorized denomination for the unredeemed portion hereof will be issued in the name of the Holder of this Security upon cancellation hereof. Except as otherwise provided herein, Article XIII of the Indenture shall apply to this Security.

Section 3. Repurchase Upon a Change of Control Repurchase Event

If a Change of Control Repurchase Event (as defined below) occurs, unless the Company has exercised its right to redeem the Securities of this series in whole as described in Section 2 by giving notice of such redemption to each Holder of the Securities of this series, the Company will make an offer to each Holder of the Securities of this series to repurchase all or any part (equal to $1,000 and integral multiples of $1,000 in excess thereof, provided, that the unrepurchased portion of any Security of this series must be in a minimum principal amount of $2,000) of that Holder’s Securities at a repurchase price in cash equal to 101% of the aggregate principal amount of the Securities of this series repurchased plus any accrued and unpaid interest on the Securities of this series repurchased to, but excluding, the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control (as defined below), but after the public announcement of an impending Change of Control, the Company will mail, or shall cause to be mailed, a notice to each Holder of the Securities of this series, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Securities of this series on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Securities of this series as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with this Section 3, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 3 by virtue of such conflict.

On the Change of Control Payment Date, the Company will, to the extent lawful:

(a)	accept for payment all Securities of this series or portions of Securities of this series properly tendered pursuant to the Company’s offer;

(b)	deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Securities of this series or portions of Securities of this series properly tendered; and

(c)	deliver or cause to be delivered to the Trustee the Securities of this series properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Securities of this series being purchased by the Company.

The Company will not be required to make an offer to repurchase the Securities of this series upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements in this Section 3 for an offer made by the Company and such third party purchases all Securities of this series properly tendered and not withdrawn under its offer. An offer to repurchase the Securities of this series upon a Change of Control Repurchase Event may be made in advance of a Change of Control Repurchase Event, if a definitive agreement is in place for a Change of Control at the time of the making of such an offer.

“Below Investment Grade Rating Event” occurs if the rating on the Securities of this series is lowered by each of the Rating Agencies (as defined below) and the Securities of this series cease to be rated Investment Grade by each Rating Agency on any date during the period (the “Trigger Period”) commencing on the date of first public announcement by the Company of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade). If a Rating Agency is not providing a rating for the Securities of this series at the commencement of any Trigger Period, the ratings on the Securities of this series will be deemed to have been lowered below Investment Grade by such Rating Agency during that Trigger Period. Notwithstanding the foregoing, no Below Investment Grade Rating Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s properties or assets and those of its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its Subsidiaries;

(2) the adoption of a plan relating to the Company’s liquidation or dissolution;

(3) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors;

(4) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of the Company’s Voting Stock, measured by voting power rather than number of shares; or

(5) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Company’s Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing more than 50% of the voting power of the Voting Stock of the surviving person immediately after giving effect to such transaction.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date of the issuance of the Securities of this series; or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

Without limiting the generality of the foregoing, “Continuing Director” shall include one or more directors or nominees who are part of a dissident slate of directors in connection with a proxy contest, which director or nominee is approved by the Company’s Board of Directors as a Continuing Director for the purposes hereof or otherwise, even if such Board of Directors does not approve or opposed or opposes the directors for purposes of such proxy contest. As a result, Holders of the Securities of this series would not be entitled to require the Company to purchase such Securities under such circumstances.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company, in accordance with the definition of “Rating Agency” below.

“Moody’s” means Moody’s Investors Service Inc., and its successors.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Securities of this series or fails to make a rating of the Securities of this series publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Moody’s or S&P, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” means, with respect to any person, capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.

Section 4. Events of Default

If an Event of Default with respect to the Securities of this series shall occur and be continuing, the principal of the Securities of this series may (subject to the conditions set forth in the Indenture) be declared due and payable in the manner and with the effect provided in the Indenture.

Section 5. Discharge and Defeasance

The Indenture contains provisions for defeasance at any time of the Company’s obligations in respect of (i) the entire indebtedness of this Security or (ii) certain restrictive covenants with respect to this Security, including the covenant contained in Section 3 hereof, in each case upon compliance with certain conditions set forth therein.

Section 6. Supplemental Indentures

The Indenture permits, with certain exceptions as therein provided, the Company to enter into a supplemental indenture with the Trustee to amend certain provisions thereof and modify the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding of each series to be affected and, for certain purposes, without the consent of the Holders of any Securities at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

Section 7. Denominations; Transfer; Exchange

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series, of like tenor and of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and any amount in excess thereof which is an integral multiple of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, except as provided in the Indenture, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Section 8. Persons Deemed Owners

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered in the Security Register as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Section 9. Governing Law

This Security shall be governed by and construed in accordance with the laws of the State of New York, without regard for principles of conflicts of law (other than Section 5-1401 of the General Obligations Law of the State of New York).

Section 10. Defined Terms

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Section 11. No Recourse Against Others

As provided in the Indenture, no recourse shall be had for the payment of the principal of or interest on any Securities, or any part thereof, or for any claim based thereon or otherwise in respect thereof, or of the indebtedness represented thereby, or upon any obligation, covenant or agreement under this Security or the Indenture, against, and no personal liability whatsoever shall attach to, or be incurred by, any incorporator, stockholder, officer or director, as such, past, present or future of the Company or of any predecessor or successor corporation (either directly or through the Company or a predecessor or successor corporation), whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly agreed and understood that the Indenture and all the Securities are solely corporate obligations and that any such personal liability is hereby expressly waived and released as a condition of, and as a part of the consideration for, the execution of the Indenture and the issuance of the Securities.

Section 12. Waiver Jury Trial

THE HOLDER OF THIS SECURITY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS SECURITY OR THE INDENTURE (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 13. Limitations on Suits

Any action or proceeding, judicial or otherwise, at law or in equity or in bankruptcy or otherwise, or for the appointment of a receiver, trustee, liquidator, custodian, sequestrator (or similar official) or for any other remedy with respect to the Indenture and/or this Security shall be subject to Section 5.7 of the Indenture.

FOR VALUE RECEIVED the undersigned hereby sells, assigns and transfers unto

[Please insert social security or other identifying number of assignee]

[Please print or typewrite name and address of assignee]

the within Security of LEGGETT & PLATT, INCORPORATED and does hereby irrevocably constitute and appoint                          , Attorney, to transfer said Security on the books of the within-mentioned Company, with full power of substitution in the premises.

Dated: ______________________________

Notice: The signature to this assignment must correspond with the name as written upon the face of the Security in every particular without alteration or enlargement or any change whatsoever.